Exhibit 10.18

*** Certain information in this document has been excluded pursuant to Regulation S-K, item 601(b)(10). Such excluded information is not material and is information that the company treats as private or confidential. Such omitted information is indicated by brackets “[***]”) in this exhibit.***

June 20, 2022

Terumo Medical Corporation

265 Davidson Avenue

Somerset, NJ 08873

Attention: James Rushworth, CEO

Re: Distribution Agreement

Ladies and Gentlemen,

Reference is made to that certain Distribution Agreement (the “Distribution Agreement”), dated as of June 13, 2019 (as amended), by and between ORCHESTRA BIOMED, INC., a corporation having its principal office at 150 Union Square Drive, New Hope, PA 18938, United States (“Orchestra”) and TERUMO CORPORATION, having its registered place of business at 2-44-1 Hatagaya, Shibuya-ku Tokyo, 151-0072 Japan (“TC”) and TERUMO MEDICAL CORPORATION, a corporation having its principal office at 265 Davidson Avenue, Somerset, NJ 08873 (“TMC” and together with TC, “Terumo”). Orchestra and Terumo may be referred to individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not defined in this Letter Agreement have the meanings ascribed to them in the Distribution Agreement.

1.

Any provision of the Distribution Agreement to the contrary notwithstanding, Orchestra hereby agrees to assume a lead role and P&L responsibility for additional device development, through demonstration of feasibility, for Virtue Products for (a) coronary small vessels requiring balloons with 2mm diameters (up to 30 mm lengths), and (b) peripheral below-the-knee vessels requiring balloons with diameters from 2.25 to 4.00 mm and lengths up to 40 mm (a subset of the smaller diameters will also be evaluated at various lengths up to 100 mm). It is understood by the Parties that (x) the aforementioned feasibility work will provide mutually agreed upon technical data demonstrating the feasibility of the devices to meet product performance requirements in support of the development of the Design History File but will not provide a complete Design History File, and (y) Orchestra will not be responsible for any GLP animal studies or preclinical studies with respect to the aforementioned additional devices.  Orchestra’s obligations under this Section 1 shall be subject to a cap of $[***] and any additional development work would be by mutual agreement of the Parties and reimbursed by Terumo (or such such other arrangement as the Parties mutually agree).

2.	Orchestra and Terumo acknowledging that the ability to achieve the dates associated with certain Milestone Payments related to the Coronary ISR US clinical program have been adversely impacted

150 Union Square Drive – New Hope, PA 18938 | T. 917.254.4900 | www.orchestrabiomed.com

by, among other factors, the Covid pandemic, supply-chain arrangements with respect to SirolimusEFR and other components, and unexpected changes to regulatory requirements.  Accordingly, the Parties hereby agree to negotiate in good faith over the next [***] mutually agreeable adjustments to those certain Milestone Payments to reflect the impact of the aforementioned delays.

* * * *

IN WITNESS WHEREOF, the Parties have executed this Letter Agreement as of the date first referenced above.

Orchestra BioMed, Inc.		Terumo Medical Corporation

By:	/s/ David Hochman	/s/ Bill Cahill
	David Hochman	Name: Bill Cahil
	Chairman and CEO	Title: Exc. VP & General Counsel